AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 2nd day of May, 1997, by and between BINGHAM PARTNERS, L.P., a Delaware limited partnership ("Purchaser"), and LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

     For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twelve Million and No/100 Dollars ($12,000,000.00) (the "Purchase Price").

          (a) the land in Bingham Farms, Oakland County, Michigan, which is described on Exhibit A attached hereto (the "Land"), together with all rights, benefits, privileges, easements, tenements, hereditaments, remainders, reversions, and appurtenances pertaining or belonging to the Land and/or the Improvements (hereinafter defined), including without limitation any and all right, title, and interest of Seller in and to adjacent roads, alleys, easements, streets and ways;

          (b) all buildings and other improvements located on the Land, including, without limitation, the building commonly known as "Stone Tower Office Building", and all fixtures (other than those owned by tenants) and other items of real estate attached thereto (collectively, the "Improvements") (the property described in Paragraphs 1 (a) and (b) above being hereinafter collectively referred to as the "Property");

          (c) all of the personal property set forth on Exhibit B attached hereto (the "Personal Property");

          (d) to the extent Seller has rights to transfer such property, all right, title and interest of Seller in and to any and all site plans, surveys, drawings, plans and specifications, floor plans, art work, brochures, and tenant histories in Seller's possession or in the possession of Seller's leasing and management agents for the Property and which relate to the Land, the Improvements, the tenant leases or the Personal Property; and

          (e) all the property to be conveyed pursuant to the assignment and assumption of intangible property (in the form of Exhibit G) and the assignment and assumption of leases and security deposits (in the form of Exhibit I).

Notwithstanding the foregoing, the "Property" shall not include any deposits of Seller held by utility companies with respect to utilities furnished to the Property, which deposits Seller may withdraw immediately after Closing and Purchaser shall replace as required by the applicable utility companies.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Within three (3) business days after the execution of this Agreement, the sum of One Hundred Thirty-Nine Thousand Five Hundred Thirty-Four and 89/100 Dollars ($139,534.89) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C. Notwithstanding anything contained in this Agreement to the contrary, upon any return of the Earnest Money to Purchaser, $50.00 out of the Earnest Money shall be delivered to Seller by the Title Company as the bargained for and agreed independent contract consideration for the agreements of Seller hereunder; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 1:00 p.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.
     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation, as agent for First American Title Company (hereinafter referred to as "Title Insurer") dated March 24, 1997 for the Property (the "Title Commitment") together with legible copies of all exception matters set forth therein and the deed conveying title to the Property to Seller. Seller, at Seller's cost, shall obtain an ALTA survey for the Property (the "Updated Survey") and deliver the updated Survey to Purchaser within 20 days after the Seller's date of execution hereof, (i) bearing a certification dated after the date of this Agreement in the form set forth on Exhibit N hereto, (ii) prepared in a manner sufficient to permit the Title Company to modify the standard printed exception in the Title Policy pertaining to discrepancies in area or boundary lines, encroachments, overlapping of improvements, or similar matters, and (iii) indicating on the Survey the location of all title exceptions which can be located thereon and which have been identified for the surveyor. For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters caused by the actions of Purchaser; and (c) the title exceptions deemed "Permitted Exceptions" pursuant to Paragraph 3.2 below. All other exceptions to title shall be referred to as "Unpermitted Exceptions".

     3.2. If the Title Commitment or the Updated Survey discloses any exceptions to title other than the Permitted Exceptions, Purchaser may give written notice to Seller (the "Title Notice") of Purchaser's disapproval of any such exceptions (a "Disapproved Title Exception") on or before the date five
(5) business days after the date Purchaser's counsel receives the Updated Survey. Any title exceptions which are set forth in the Title Commitment or on the Updated Survey to which Purchaser does not object in accordance with the immediately preceding sentence shall be deemed additional Permitted Exceptions.

With regard to a Disapproved Title Exception for which Purchaser gives Seller a Title Notice, Seller may but shall not have the obligation to notify Purchaser (the "Response Notice") within three (3) business days of receipt of the Title Notice whether Seller shall bond over, cure or cause the Title Insurer to remove such Disapproved Title Exception from the Title Commitment. Any such Disapproved Title Exception which Seller elects to bond over, cure or cause the Title Insurer to remove shall be additional Permitted Exceptions. If Seller does not so notify Purchaser, with respect to any Disapproved Title Exception, Purchaser may either waive its objection and proceed towards closing or terminate this Agreement by giving written notice to Seller of its election within three (3) additional business days of the earlier to occur of (a) receipt by Purchaser of the Response Notice and (b) expiration of the three (3) business day period in which Seller may deliver the Response Notice. If Purchaser does not give such written notice within such three (3) additional business days, (i) Purchaser shall have waived its right to terminate this Agreement pursuant to this Paragraph 3.2; (ii) such Disapproved Title Exception shall be deemed an additional Permitted Exception; and (iii) the parties shall proceed to Closing. If Purchaser terminates this Agreement by written notice to Seller within such three (3) additional business days: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence of the Property, (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon and
(iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     3.3. The Title Commitment and the Updated Survey shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser an ALTA 1992 Form Title Policy in conformance with the previously delivered Title Commitment, subject to only the Permitted Exceptions, Disapproved Title Exceptions waived by Purchaser and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller shall pay for all the costs of the Title Commitment and Title Policy, including the cost of any endorsements to, or extended coverage on, the Title Policy, should the Purchaser elect that the Title Policy include such endorsements and extended coverage.

     3.4. The obligations of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.3 shall survive the termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. Seller shall pay all stamp, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to the "Deed" (hereinafter defined) and other sale documents delivered in connection with the sale of the Property to Purchaser. Purchaser shall pay the recording fee, if any, imposed by the applicable recording office, to record the Deed. Seller and Purchaser shall each pay their respective attorneys' fees.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $250,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $250,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $250,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $250,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 hereof. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by a Deed C (the "Deed") in recordable form subject only to the Permitted Exceptions, Disapproved Title Exceptions waived by Purchaser, and Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, or prior to expiration of the Due Diligence Period, whichever is later and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Purchaser shall receive a credit against the Purchase Price equal to the amount of any applicable deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall, in Purchaser's reasonable opinion: (i) materially impair access to the Property;
(ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice or prior to expiration of the Due Diligence Period, whichever is later, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on May 5, 1997 and ending at 5:00 p.m. Chicago time on June 4, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, during the Due Diligence Period and thereafter if this Agreement is not terminated by Purchaser in accordance with the terms hereof, Seller agrees to deliver to Purchaser, copies of the current rent roll for the Property, copies of leases affecting the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995, 1996 and 1997 year-to-date operating statements.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser who are reasonably acceptable to Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, or if Purchaser, in its sole discretion, elects not to purchase the Property for any reason whatsoever, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller makes no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein,

"Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Report of Phase I Environmental Site Assessment and Limited Asbestos Survey prepared by Law Engineering and Environmental Services dated September 24, 1993
("Existing Report").   Seller makes no representation or warranty concerning
the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on July 7, 1997 (the "Closing Date"), at the office of Title Insurer, Chicago, Illinois at which time Seller shall deliver possession of the Property to Purchaser. Purchaser may elect to accelerate the Closing Date to a day prior to July 7, 1997 by notice to Seller designating an accelerated Closing Date, but such accelerated Closing Date shall not occur sooner than three (3) business days after Seller's receipt of such notice of accelerated Closing Date. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Michigan, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. Except as provided in Paragraph 3 and Paragraph 4, all closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);
          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or, to the extent originals are not reasonably available, copies of, leases, operating agreements, service contracts and files thereof affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11.  a certified rent roll (in the form of Exhibit P);

          9.2.12. a recertification certificate in the form of Exhibit N executed by Seller which shall certify, represent and warrant, as of the date of Closing, each and every representation and warranty made by Seller in this Agreement;

          9.2.13. such agreements, affidavits or other documents as may be reasonably required by the Title Insurer to issue the Title Policy subject only to the Permitted Title Exceptions and waived Unpermitted Exceptions and to eliminate such standard exceptions;

          9.2.14. an updated Title Commitment issued by the Title Insurer, dated as of the date and time of Closing, subject only to the Permitted Exceptions and waived Unpermitted Exceptions;

          9.2.15. certified copies of Seller's organizational documents as required by title insurer;

          9.2.16. an opinion from Seller's counsel stating that Seller has duly authorized, executed and delivered to Purchaser this Agreement and all of the conveyance documents to be delivered by Seller hereunder;

          9.2.17. to the extent in Seller's possession or reasonably available to Seller, originals of the following items (to be delivered at the Property):
(1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; (2) as-built plans and specifications for the Property; (3) any warranties and guaranties with respect to any of the Property; (4) current real estate and personal property tax bills; (5) surveys and plot plans of the Property; and (6) permits and other authorizations;

          9.2.18. all books, records, operating reports, appraisal reports, files and other materials in Seller's possession or control which are necessary in Purchaser's discretion to maintain continuity of operation of the Property, including, without limitation, all applications, correspondence and credit reports relating to tenants of the Property to be delivered at the Property; and

          9.2.19. an executed copy of Internal Revenue Service Form 1099 as required by the Tax Reform Act of 1986, and all regulations applicable thereto.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN

BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER OF THIS AGREEMENT, NOT TO EXCEED $75,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF;
(II) ITS FAILURE TO EXPEND UP TO $250,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $250,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $250,000 IN ACCORDANCE WITH THE TERMS HEREOF; OR (III) ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days in the relevant calendar year) so that credits and charges preceding or on 11:59 P.M. on day proceeding the Closing Date shall be allocated to Seller and credits and charges for the period after 11:59 P.M. on the day proceeding the Closing Date and all days thereafter shall be allocated to Purchaser. As of December 1, 1997, Seller and Purchaser shall jointly prepare a final proration statement in accordance with the provisions of this Paragraph 12 and a final adjusting payment shall then be made, as provided in Paragraph 12.3 hereof.

          12.1.1. Real estate taxes (on the basis of allowable discounts for early payments), general and special assessments and the like ("Taxes") for the tax period of the Closing Date, as such Taxes may be increased or decreased after the Closing, shall be prorated as of the Closing Date based on the most recent ascertainable amount as part of the proration of "Maintenance Expenses" (hereinafter defined) in Paragraph 12.1.3.

          12.1.2. Minimum rent (exclusive of delinquent or unpaid rents, but including prepaid rents) paid under the Leases shall be prorated as of the Closing Date. Percentage Rent, if any, shall be prorated in connection with the final adjustment set forth in Paragraph 12.3 herein.

          12.1.3. Certain of the Leases provide for reimbursement to lessor of maintenance and operation charges, Taxes, insurance and other expenses (herein collectively referred to as "Maintenance Expenses"). Some Leases provide for a determination of the tenant's share of Maintenance Expenses on an annual basis but provide that an estimated amount thereof (either in the aggregate or for specified components thereof) shall be paid by tenant to lessor monthly during the course of the year with a final adjustment to be made after the close of the year when such costs and expenses have been finally determined. Seller and Purchaser have agreed as follows with respect to Maintenance Expenses:

         (i) Except as hereinafter provided, Seller shall be responsible for the payment of all Maintenance Expenses attributable to periods of time prior to the Closing Date (without taking into account "stops" for base years in the Leases) and Seller shall be entitled to receive and retain all reimbursements thereof collected from tenants on account thereof with respect to the period through the Closing Date (taking into account "stops" for base years in the Leases); and Purchaser shall be responsible for the payment of all Maintenance Expenses attributable to periods of time from and after the Closing Date (without taking into account "stops" for base years in the Leases) and Purchaser shall be entitled to receive and retain from the tenants all reimbursements thereof collected from tenants on account thereof with respect to the Closing Date and thereafter (taking into account "stops" for base years in the Leases). Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Service Contracts which have been assigned to Purchaser, and Seller shall be entitled to a credit to the extent that sums have been paid under any Service Contracts which have been assigned to Purchaser for services to be performed or goods to be delivered after the Closing Date.

        (ii) As a part of the final proration referred to in Section 12.3 hereof all Maintenance Expenses received from Tenants for the period of time prior to the Closing Date shall be delivered to Seller.

         12.1.4. To the extent not covered by Paragraph 12.1.3, utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Property and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall obtain readings of all utility meters no earlier than 30 days prior to the Closing Date. As a part of the final proration referred to in Section 12.3 hereof, prorations under this Section
12.1.4 shall be based upon the actual bills received for the month of Closing.

         12.1.5. To the extent not covered by Paragraph 12.1.3 annual fees for the permits and licenses shall be prorated as of the Closing Date.

         12.1.6. Personal property taxes, if any, for any personal property transferred to Purchaser shall be prorated as of the Closing Date.

         12.1.7. Purchaser shall use reasonable, good faith efforts in collecting from the tenants any under-payments for Maintenance Expenses for 1996 and 1997; provided, however, Purchaser shall have no obligation to enter into litigation to collect such Maintenance Expenses for 1996 and 1997.

     12.2. The following amounts, if any (the "Adjustments"), without duplication, shall be made:

         12.2.1. All security deposits held by Seller as of the Closing Date shall be paid to Purchaser at the Closing.

         12.2.2. All other reasonable expenses normal to the operation and maintenance of the Property which require payments either in advance or in arrears for periods which begin prior to the Closing Date or end thereafter shall be apportioned between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing Date.

         12.2.3. Purchaser agrees to assume the payment of the remaining "Tenant Improvement and Leasing Commissions" as shown on Exhibit O (without a credit from Seller) and to the extent Seller pays any amounts toward the remaining "Tenant Improvement and Leasing Commissions" obligation prior to Closing then Seller shall receive a credit from Purchaser therefor. Seller shall receive a credit, if any, as provided in Paragraph 32. Purchaser shall assume at Closing all third party construction contracts for the performance of tenant improvement work and leasing commission agreements in connection with those leases (i) for which Seller is giving to Purchaser a credit as set forth on Exhibit O, (ii) for which Purchaser is assuming the obligations without a credit set forth on Exhibit O and (iii) for which Purchaser is assuming the obligations pursuant to Paragraph 32 herein.

     12.3. In connection with the Prorations and the Adjustments herein and as provided, there shall be prepared the following statements, schedules and certificate:

         12.3.1. Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered at least three (3) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree after review thereof by Purchaser that said closing statement accurately reflects the method of proration set forth in this Agreement.

         12.3.2. Purchaser, in cooperation with Seller, shall prepare, not later than December 1, 1997, a final proration statement presenting correctly the Prorations and Adjustments in accordance with the terms of this Agreement
and a statement of "Post-Closing Receipts" (hereinafter defined).   Upon
issuance of such proration statement the parties shall make a proration payment as appropriate (including, without limitation, a settlement of Post-Closing Receipts). For purposes of preparation of the foregoing statements and at all reasonable times thereafter, the parties agree to allow the other party and the other party's accountants and representatives, to examine so much of the books and records in the possession and control of the other party as relate to such statements and final reconciliations with tenants on Maintenance Expenses and other charges at the place or places where they are then regularly maintained.

     12.4. All sums paid following the Closing Date by any tenant of the Property who is indebted to Seller for rent, additional rent or any other sum due under its Lease for any period prior to and including the Closing Date, after receipt by Purchaser of all then currently due amounts by said tenant and any reasonable actual out-of-pocket collection costs of Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness to Seller is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt (other than with respect to a Maintenance Expense received from a Tenant which will be adjusted as provided in Paragraphs
12.1 and 12.3), Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but Purchaser shall not be required to institute legal action on account thereof nor to engage attorneys or other professionals in such efforts. If by November 15, 1997 Purchaser has not collected all amounts due Seller and shall not have commenced litigation to collect such Post-Closing Receipts, Seller, after notice to Purchaser, may, at Seller's expense, commence litigation to collect such unpaid arrearage; provided, however, that Seller shall have no right to commence any proceeding to evict the tenant or recover possession of any tenant's space or interfere with the tenant's or Purchaser's ability (other than financial impact resulting from such litigation) to conduct business or take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under any Lease. Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such unpaid arrearage, but only if Purchaser first pays Seller such unpaid arrearage, in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. Purchaser shall cooperate fully with Seller, at no expense to Purchaser, in this regard and shall execute such instruments, if any, as Seller may require in order for Seller to commence and prosecute any such litigation.

     12.5. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the Deed until December 31, 1997.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, or to any fund sponsored by Purchaser or its affiliate, provided that the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage & Investment Company ("Insignia") (to be paid by Seller). Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Tom Molina, the asset manager of the Property (the "Seller's Representative") and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative. A copy of Paragraph 16.2 shall be delivered to the on-site management of the Property within two (2) days after the execution by Seller of this Agreement, with a request to advise Tom Molina within five (5) business days after receipt by the on-site manager as to the accuracy and truthfulness of the representations and warranties. If the on-site manager indicates that any of the representations or warranties were incorrect, Seller shall notify Purchaser as to the response of the on-site manager by ten
(10) business days after the execution by Seller. If the on-site manager responds that any of the representations or warranties were incorrect then the terms of Paragraph 16.5 herein shall apply. If Seller fails to so notify Purchaser, Purchaser shall be entitled to conclude that the on-site manager reviewed the representations and warranties and that they are correct.

     16.2. Seller's Representations and Warranties. Subject to the limitations set forth in Paragraph 16.1, Seller hereby represents and warrants to Purchaser, which representations, warranties and covenants are made to Seller's knowledge and which shall be deemed repeated and made as of the Closing Date and survive the Closing for a period of the earlier of (i) six (6) months after the Closing Date and (ii) December 31, 1997 (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the earlier of the preceding dates), as follows:

         (a) Seller is duly organized and legally existing and in good standing as a limited partnership under the laws of Illinois. Seller is registered as a foreign limited partnership under the laws of Michigan. The execution and delivery of, and performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite partnership action. The person executing this Agreement on behalf of Seller has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to equitable principles and laws applicable generally to creditor's rights. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of a lien or encumbrance on the Property under, any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound. To Seller's knowledge, there is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations hereunder which consent has not been obtained.

         (b) There is no pending or threatened litigation or administrative proceedings which would adversely affect the ability of Seller to perform any of its obligations hereunder. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations hereunder.

         (c) There are no parties in possession of any of the Property other than tenants pursuant to the Rent Roll listed on Exhibit M hereto.

         (d) There is no pending or threatened condemnation or similar proceeding affecting any of the Property or interest therein.

         (e) There is no proceeding or threatened action or proceeding which could result in a modification or termination of the present zoning of the Property.

         (f) There is no action, suit or proceeding pending or threatened against or affecting Seller in any court, before any arbitrator or before or by any Governmental Authority which (a) could adversely affect title to the Property or any part thereof or the use of the Property by Purchaser or otherwise affect the Property in any way, (b) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, or (c) could materially and adversely affect the business, financial position or results of operations of Seller or the Property.

         (g) Except as shown on the Rent Roll attached hereto as Exhibit M or the Tenant Leases delivered by Seller to Purchaser in connection with Purchaser's review pursuant to Section 7.1, (i) neither Seller nor the tenant is in default any of the Tenant Leases; (ii) each tenant has accepted the premises covered by its Tenant Lease and is in possession of such premises in accordance with its Lease, and (iii) no tenant or any other person or entity has any interest in the Property, or right or option to acquire any interest in the Property, other than the leasehold possessory interest set forth in the respective tenants' Tenant Leases. No tenant has given written notice to Seller of its intention to institute litigation with respect to any Tenant Lease or terminating its tenancy.

         (h) No brokerage commissions or compensation of any kind shall be due in connection with the Tenant Leases or any extensions or renewals thereof or the income derived therefrom except as set forth in Paragraph 15 hereof.

         (i) Exhibit H attached hereto is a complete and correct list of all management, service, supply, maintenance and other contracts and agreements (other than Tenant Leases) in effect which affect the Property or are otherwise related to the construction, ownership, operation, occupancy or maintenance thereof (collectively, the "Service Contracts").

         (j) Exhibit B attached hereto is a list of all the personal property owned by Seller and used or useful in connection with the maintenance, repair or operation of the Property.

         (k) All insurance policies maintained by or on behalf of Seller pertaining to any of the Property or the operation thereof are valid and in full force and effect and Seller has complied with all requirements or recommendations of the insurance carriers of such policies. Seller has received no notice from any insurance company or rating organization to the effect that the physical condition of the Property would prevent obtaining new insurance policies at present rates.

         (l) There are no property interests, buildings, structures or other improvements or personal property located on the Property that are owned by Seller which are necessary for the operation of the Property that are not being conveyed pursuant to this Agreement.

     16.3. Purchaser's Representations. As of the date of this Agreement, Purchaser represents to Seller that:

         (a) Purchaser is duly organized and legally existing as a limited partnership under the laws of Delaware. The execution and delivery of, and performance under, this Agreement are within Purchaser's powers and have been duly authorized by all requisite corporate action. The person executing this Agreement on behalf of Purchaser has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. Performance of this Agreement will not result in any breach of, or constitute any default under, any material agreement or other instrument to which Purchaser is a party or by which Purchaser or the Property might be bound.

         (b) There is no pending or, to Purchaser's knowledge, threatened litigation or administrative proceedings which would adversely affect the ability of Purchaser to perform any of its obligations hereunder. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations hereunder.

     16.4. Seller's Covenants. Seller hereby covenants and agrees with Purchaser that, after the date of this Agreement, and prior to Closing (or any earlier termination of this Agreement pursuant to its terms):

         (a) Seller will cause the Property to be maintained and operated in a good and workmanlike manner and in accordance with all applicable laws, Seller will not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any applicable laws. Seller will continue to maintain and operate the Property as a first class office building in accordance with the practices of a prudent real estate operator and shall continue to offer services and amenities in accordance with past practices, subject to the restrictions contained in this Agreement.

         (b) Seller will not remove or cause or permit to be removed any equipment, fixtures or personal property forming part of the Property unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

         (c) Seller will pay all premiums on, and will not cancel or voluntarily allow to expire, any of Seller's insurance policies with respect to any of the Property unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

         (d) Seller will not seek any zoning changes without Purchaser's prior written consent.

         (e) Seller will maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

         (f) Seller will not, without the prior written consent of Purchaser, enter into any new employment, management, service, maintenance or union agreements relating to the Property or modify, renew or extend any contracts, unless such new agreements and such contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation.

     16.5. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information (a "Change") which makes a representation and warranty contained in this Agreement untrue in any material respect without regard to limitation based upon personal knowledge, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect and did not intentionally make a material false representation or warranty, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, in which case Purchaser will receive a refund of the Earnest Money with any accrued interest thereon and neither party will have any further liability under this Agreement except to the extent it specifically survives the termination hereof. Purchaser, provided that it notifies Seller within ten
(10) days after receiving notice from Seller of a Change, may elect to close subject to such Change and then both parties hereto will be deemed to have waived their right to terminate this Agreement with respect to such Change. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes as a result of the actions of a tenant from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.4, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

17.  LIMITATION OF LIABILITY.

     17.1. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller for actual damages (Purchaser hereby waiving any claim for consequential or punitive damages), in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $400,000.00.

     17.3. Except for Purchaser's obligation to deposit the Earnest Money and indemnify Seller pursuant to the terms of this Agreement, neither Purchaser, nor any Affiliate of Purchaser, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller hereby waives for itself and anyone who may claim by, through or under Seller any and all rights to sue or recover on account of any such alleged personal liability.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

        TO PURCHASER:         c/o Insignia Commercial Group, Inc.
                              1501 M. Street NW, Ste. 550
                              Washington, D.C.  20005
                              Attention:  David Fitch
                              (202) 296-1808
                              (202) 296-5251 (FAX)

     and one copy to:         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                              590 Madison Avenue
                              New York, New York  10022
                              Attention:  Robert G. Koen, Esq. or
                              Gary A. Goodman, Esq.
                              (212) 872-1000
                              (212) 872-1002 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the Michigan, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. DATES. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on Saturday, Sunday or legal holiday under the laws of the State of Michigan, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All references in this Agreement to "the date hereof," the date of this Agreement" or similar references shall be deemed to refer to the later of the two (2) dates on which this Agreement has been signed by the Seller and Purchaser as indicated by their signatures below, which date shall be the date of final execution and agreement by the parties hereto.

26. BINDING ON SUCCESSORS AND ASSIGNS. Pursuant to Paragraph 14, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns whenever the context so requires or admits.

27. RECORDS. Purchaser shall not file this Agreement, nor any memorandum hereof, in any public records without the prior written consent of Seller, and any such memorandum which is filed without such consent shall be a material breach of this Agreement by Purchaser.

28. SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

29. CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who "need to know", such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors and bankers, and such other third parties whose assistance is required in connection with the consummation of this transaction. Notwithstanding the foregoing, Purchaser or Seller shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by such party or such party's attorneys to satisfy disclosure and reporting obligations of Purchaser or Seller or its affiliates. After Closing, Purchaser and Seller shall be free to disclose previously confidential information in its sole, unfettered discretion.

30. SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

31.  CONDITIONS

     31.1. CONDITIONS FOR SELLER'S BENEFIT. The obligations of Seller to consummate the transaction contemplated hereby are subject to the following conditions, any of which, if not fulfilled as provided in Paragraph 10, shall entitle Seller, at its option, to terminate the Agreement by written notice to
Purchaser:

          (a) The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction in an action brought by or on behalf of Purchaser or any creditor of Purchaser and no proceeding shall have been instituted and be pending in which any creditor of Purchaser or any other party acting on behalf of Purchaser seeks to restrain such transactions.

          (b) On the Closing Date, Purchaser shall not have filed a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called "applicable Bankruptcy Law") nor shall an involuntary petition for relief have been filed against Purchaser under any applicable Bankruptcy Law and not been dismissed, nor shall any order for relief naming Purchaser have been entered under any applicable Bankruptcy Law, nor shall any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing have been requested or consented to by Purchaser.

     31.2. CONDITIONS FOR PURCHASER'S BENEFIT. The obligations of Purchaser to consummate the transaction contemplated hereby are subject to the following conditions, any of which, if not fulfilled by Closing or as otherwise provided herein, shall entitle Purchaser (at its option) to terminate this Agreement by written notice to Seller:

          (a) The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Paragraph 31.2(a) shall not be deemed to include any proceeding or action brought by, through or under Purchaser.

          (b) On the Closing Date, there shall be no judicial, quasi-judicial, administrative or other proceeding pending or threatened, (i) to recover title to the Property, or any part thereof or any interest therein, (ii) to cancel or terminate any Tenant Lease, or (iii) to increase substantially ad valorem taxes theretofore or thereafter assessed against the Property.

          (c) On the Closing Date, neither a receiver nor a trustee nor a custodian shall have been appointed for, or shall have taken possession of, all or substantially all of the assets of Seller or any of the Property, either in a proceeding brought by Seller or in a proceeding brought against Seller.

          (d) On the Closing Date, Seller shall not have filed a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called "applicable Bankruptcy Law") nor shall an involuntary petition for relief have been filed against Seller under any applicable Bankruptcy Law and not been dismissed, nor shall nay order for relief naming Seller have been entered under any applicable Bankruptcy Law, nor shall any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing have been requested or consented to by Seller.

32. NEW LEASES. On or before five (5) business days prior to the expiration of the Inspection Period, Seller may execute any new lease or modify or renew any existing lease affecting the Property without Purchaser's consent, provided the terms of such new lease or modification or extension to existing lease are commercially reasonable. Seller shall deliver a copy of any such new lease or existing lease modification or renewal (together with an estimation of the "New Lease Costs" (as hereinafter defined)), as applicable, to Purchaser within three (3) business days of execution by the new tenant or existing tenant, as applicable, but in any event on or before four (4) business days prior to the expiration of the Inspection Period. In the event Purchaser disapproves of such new lease or existing lease modification or renewal, within three (3) business days of the receipt of such new lease or existing lease modification or renewal, Purchaser shall either (i) terminate this Agreement in accordance with Paragraph 7 hereof or (ii) direct Seller to not execute such new lease or existing lease modification or renewal and waive Purchaser's right to terminate this Agreement in accordance with Paragraph 7. In the event that Purchaser does not terminate this Agreement as aforesaid, Purchaser shall be responsible for the costs of all tenant improvements, leasing costs and commissions and reasonable attorney's fees associated with the negotiation and execution of any such new lease or existing lease modification or renewal ("New Lease Costs"). Seller shall receive a credit at Closing for any New Lease Cost incurred by Seller prior to Closing.

     After the date five (5) business days prior to the expiration of the Inspection Period, Seller shall not execute any new lease or existing lease modification or renewal affecting the Property without Purchaser's prior written consent, which shall not be unreasonably withheld. Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after Seller's written request and Purchaser's receipt of such new lease or existing lease modification or renewal (together with an estimation of the New Lease Costs). If approved by Purchaser, a complete copy of any such new lease or existing lease modification or renewal shall be delivered to Purchaser within ten (10) days of the full execution thereof. All New Lease Costs shall be paid by Purchaser and Seller shall receive a credit at Closing for any New Lease Costs incurred by Seller prior to Closing.

     Purchaser acknowledges that there currently exists the unsatisfied tenant improvement obligations and leasing commissions set forth on Exhibit O attached hereto. With respect to all tenant improvements and leasing commission obligations set forth on Exhibit O, Purchaser shall assume the obligations for the payment thereof and credit Seller at Closing for any amounts paid toward the aforesaid tenant improvements or leasing commission obligations set forth on Exhibit O. In the event the current leases for the Property include unsatisfied tenant improvement obligations or leasing commissions not listed on Exhibit O, Seller shall be solely responsible for such tenant improvement obligations and leasing commissions.

33.  TENANT CERTIFICATE CONDITION TO CLOSING.

     33.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates;

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L; provided further that a Seller Tenant Certificate shall in all cases be limited to Seller's knowledge as defined in Paragraph 16.1 hereof;

          (iii) "Qualification" means any assertion in a Tenant Certificate (whether in the form of Exhibit L or otherwise) of (i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 32 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 32 herein), or (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained in Paragraph 12.1;

          (iii) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or a Qualification relating to non-payment of April, 1997 or May, 1997 rent, provided the same is not as a result of a default by Landlord;

               (b) a Qualification which is specifically and clearly disclosed in the Lease of the Tenant in question which was delivered or made available to Purchaser prior to the expiration of the Inspection Period;

               (c) a Qualification expressly disclosed in this Agreement or the Exhibits hereto; or
               (d) a disclosure by a Tenant of physical defects to the portion of the Property generally known as the common area.

     33.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     33.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall vigorously, in good faith, pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise). Purchaser shall have the right to assist Seller in obtaining the Tenant Certificates.

     33.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on June 13, 1997, either a Tenant Certificate or Seller Certificate from (i) all tenants occupying 5000 square feet or more of the gross leasable area of the Property and (ii) such additional tenants with leases occupying an aggregate of eighty percent (80%) of the occupied leasable area of the Property. Seller shall be required to deliver to Purchaser all Tenant Certificates received by Seller from the tenants at the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller, disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $50,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect;

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (a) determining the amount of the claim on a per annum basis, (b) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (c) discounting said product on a present value basis using a discount rate of 10% per annum; and

          (iii) if the claim asserted is of a nature with which a monetary value is not customarily associated, the parties agree to negotiate in good faith to agree upon an appropriate monetary value for such claim.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $50,000 in the aggregate, then Seller shall either (x) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (y) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (x) or (y) in the preceding sentence shall be made by Seller. Provided Seller performs its covenant in this Paragraph 33.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $50,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     33.5. If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on June 13, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on June 16, 1997. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 33.5, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 33.5, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $50,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $50,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     33.6. Notwithstanding anything contained herein to the contrary, if Seller does not satisfy the Estoppel Condition because the estoppel qualification sum exceeds $50,000 and Purchaser has terminated the Agreement pursuant to Paragraph 33.5, Seller shall have the right to vitiate Purchaser's termination by written notice on or before 5:00 p.m. Chicago time on June 18, 1997 in which case the parties shall proceed to Closing and Seller shall either
(i) grant Purchaser at Closing for an amount to the Estoppel Qualification Sum or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              BINGHAM PARTNERS, L.P., a Delaware
                              limited partnership

                              By:  ICIG Bingham, LLC, a Delaware
                                   limited liability company,
                                   its general partner

                                   By:  Insignia Commercial Investments Group,
                                        Inc., a Delaware corporation,
                                        its manager


                                        By:   /s/ Jeffery Goldberg
                                             --------------------------------
                                        Name:     Jeffery Goldberg
                                             --------------------------------
                                        Its:      Vice President
                                             --------------------------------


                              SELLER:

                              LABROC II LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Balcor Equity Partners-II,
                                   an Illinois general partnership,
                                   its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its general partner


                                        By:   /s/ James E. Mendelson
                                             --------------------------------
                                        Name:     James E. Mendelson
                                             --------------------------------
                                        Its:      Authorized Representative
                                             --------------------------------

                                                                 [Bingham V]


Phillip Schechter of Insignia Mortgage & Investment Company ("Seller's
Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated November 20, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   Insignia Mortgage & Investment Company


                                   By:   /s/ Phillip Schechter
                                        ---------------------------------
                                         Vice President

                                   Exhibits


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Recertification Certificate

O    -    Tenant Improvements and Leasing Commissions

P    -    Certificate of Rent Roll